SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 ______________________________

SCHEDULE 14D-9
Solicitation/Recommendation Statement under Section 14(d)(4) of the Securities Exchange Act of 1934
Calamos Asset Management, Inc.
(Name of Subject Company)
Calamos Asset Management, Inc.
(Names of Persons Filing Statement)
Class A Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
12811R104
(CUSIP Number of Class of Securities)
____________________
J. Christopher Jackson Sr. Vice President & General Counsel Calamos Asset Management, Inc. 2020 Calamos Court Naperville, Illinois 60563 (630) 245-7200
(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)
____________________ With a copy to: Thomas P. Desmond John T. Blatchford Vedder Price P.C. 222 North LaSalle Street Chicago, IL 60601 (312) 609-7500

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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The information contained in the Current Report on Form 8-K filed by Calamos Asset Management, Inc. on January 12, 2017, including all exhibits filed or furnished with such Form 8-K, is incorporated herein by reference.